                                                                    Exhibit 23.3


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in this registration statement on Form S-3 of International Remote Imaging Systems, Inc. ("IRIS") of our report dated May 26, 1995, with respect to the balance sheets of StatSpin, Inc. as of March 31, 1995 and 1994, and the related statements of income and accumulated deficit and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

         We further consent to the reference to our firm under the heading "Experts" in this registration statement on Form S-3 of IRIS.


KPMG Peat Marwick LLP



  /s/ KPMG Peat Marwick LLP
-------------------------------


Boston, Massachusetts
May 12, 1997